Exhibit 99.1


                            JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Vesta Insurance Group, Inc, and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 27th day of October, 2004.


DSC ADVISORS, L.P.


/s/ Prashant Gupta
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By:    Prashant Gupta
Title: Chief Financial Officer


ANDREW G. BLUHM

/s/ Andrew G. Bluhm
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